Exhibit 10.22

[Cell Therapeutics, Inc. Letterhead]

June 9, 2012

Steven Benner, M.D.

Delivered via email

Dear Dr. Benner:

On behalf of Cell Therapeutics, Inc. (CTI), we are very pleased to offer you the position of Executive Vice President & Chief Medical Officer, reporting to me.

This position is determined to be exempt from overtime under federal and state law. Your base salary will be payable on a semi-monthly basis at the annual rate of $380,000. Performance is reviewed on an annual basis. As an employee, you will participate in the benefits programs offered by the Company in accordance with their terms, including vacation and sick leave and the group medical and life insurance plans provided. Vacation will accrue at 3 weeks per year (5 hours per payroll period) starting on your hire date and you will receive 5 floating/personal holidays per calendar year.

As part of the compensation program, you will also be eligible to receive a discretionary short term bonus (currently targeted at 30% of base pay and pro-rated for 2012, with a range to 75% of base pay) and long term incentives such as stock options. Since the program may change from time to time, explanatory literature and an orientation to the current Company benefits and compensation program will be provided at the time you report to work.

To assist you in your transition to CTI, we will extend a sign-on bonus of $50,000. This sign-on bonus would be paid within 30 days of your start date and is subject to regular payroll and tax withholdings. If you voluntarily terminate your employment with CTI prior to one year from your date of hire, you will be required to repay this sign-on bonus.

We will recommend to CTI’s Compensation Committee of the Board of Directors that you be granted 500,000 shares of CTI Common Stock. Such restricted shares shall vest over a period of 18 months from your hire date, wherein 1/3 or 166,666 shares will vest after six months of service, and the remaining 333,334 shares will vest after 18 months of service. The award of these shares will also be subject to shareholder approval of additional shares for the employee equity program at CTI’s next shareholder meeting.

Additionally, we will recommend to the Compensation Committee of the Board of Directors that you be granted a performance-based equity award on terms that are substantially similar to the long-term equity program for executives outlined in the Form 8-K filed on December 1, 2011 (excluding any performance goals that have been substantially achieved prior to your start date and with the grant level to be determined by the Compensation Committee). As with the time-based grant described above, this performance grant will be subject to shareholder approval of additional shares for CTI’s stock incentive plan for employees, and if shareholders do not approve such additional shares, the award will not be effective. No shares will be issued under either of these awards unless and until such shareholder approval is obtained. Each of these grants will be subject to the terms of CTI’s standard form of agreement for that type of award.

Steven Benner, M.D.

Page Two

June 9, 2012

As an Executive Vice President you will also qualify for the Strategic Management Team Severance Agreement. This effective date of this agreement will be your employment start date with CTI, and the actual document will be provided to you within 45 days of your employment start date.

In order to assist you with your move to CTI, we are offering relocation assistance package as outlined in the attached “Summary of Relocation Benefits”. As a part of your relocation package we are offering you a one-time transition allowance in the amount of $35,000 to assist with up to six months of your temporary housing and other miscellaneous expenses involved in the move to CTI. This one-time allowance will be paid within 30 days of your start date and is subject to regular payroll tax withholding. If you choose to voluntarily terminate your employment with CTI prior to completing 1 year of service from the date of hire, you will be expected to repay any incurred moving costs and the transition allowance.

We are excited about having you as a part of the CTI team. We believe you to be a key participant in CTI’s future success. If you accept this offer, please sign and date this letter, return a copy to us and keep a copy for your files. We will also provide you an Employee Invention and Proprietary Information Agreement that we require all employees to sign prior to commencing employment with the Company. Please sign and return for the Company’s signature, and we will return a copy to you for your records.

Neither CTI’s offer nor your acceptance of it constitutes a contract or covenant of employment; your employment is “at will” and may be terminated at any time either by you or by CTI, with or without cause.

We look forward to you joining the CTI Team. If you have any questions about this offer, please give me a call.

Sincerely,

/s/ James Bianco, M.D.
James Bianco, M.D. Chief Executive Officer Cell Therapeutics, Inc.

Enc. (2)

Acceptance:

I accept the offer contained herein and will report to work on June 13, 2012.

Signature	/s/ Steven Benner, M.D.

Date June 12, 2012

SUMMARY OF RELOCATION BENEFITS

Your relocation is a very important part of your transition into CTI. The following benefits are designed to help coordinate many aspects of your move and to share in the expenses. It is our goal to work together to ensure your moving needs are met in the most cost-effective way.

To qualify for relocation benefits, the employee must meet the following criteria:

•	The new work site is greater than 50 miles from the principal residence at the time of hire (IRS regulation 1/1/94).

•	The employee is hired for an exempt, full time position.

•	All travel and other expenses to be reimbursed by CTI must be relocation oriented.

HOUSE-HUNTING TRIP (IF NECESSARY) — INCLUDED IN LUMP SUM AS NOTED IN OFFER

•	One round trip airfare for employee and significant other.

•	Reasonable meals and lodging for three nights.

•

When looking for an apartment or rental home, CTI will pay for up to $500 of escorted service. This service is provided by Primacy Relocation. Primacy will provide the employee with a rental assistance program packet with information of services provided.

•	Compact car rental.

•	Any changes or substitutions made in reference to the House Hunting Trip must be approved by Human Resource Development.

TRANSFER AND SHIPMENT OF HOUSEHOLD GOODS — DIRECT BILL TO CTI

•

Loading, transportation and unloading of household goods to new location (up to 90 days of storage for your goods is included). Packing and limited unpacking of goods is also included. The moving company (currently United VanLines) is not allowed to pack hazardous materials, perishable items and/or items of extremely high value. The mover will determine those items. Unpacking includes removal of items from containers and removal of containers from premises.

•	Transportation of up to two automobiles or trucks.

TRAVEL EXPENSES ENROUTE TO THE NEW LOCATION — DIRECT BILL TO CTI

•	One-way airfare for employee and immediate family to Seattle.

•	If the employee chooses to drive, reimbursement is for actual out of pocket expenses for gas and oil or mileage at the IRS reimbursement rate for relocation.

•	If driving, reasonable lodging and meals for new employee and immediate family while enroute. We will reimburse up to the equivalent of the airfare.

MISC.— INCLUDED IN LUMP SUM AS NOTED IN OFFER LETTER

CTI will provide some financial assistance for an estimated six months of temporary housing.

ADMINISTRATION

•	Airfare and shipment of household goods will be billed directly to CTI.

•

Relocation expenses paid by the employee and not covered under the lump sum allowance will be reimbursed through an expense report. All reimbursed expenses, except the miscellaneous expense check, must be supported by actual receipts.

•	Some moving cost which you may finance with the expense check may be tax deductible, so it is advisable to keep all moving/relocation receipts.

TIMING OF RELOCATION

All employees are expected to complete relocation activity within one year of their date of hire, unless specific circumstances are identified in the offer letter.

IF EMPLOYEES TERMINATE WITHIN ONE YEAR

Should an employee voluntarily terminate employment prior to completing one year of service from the receipt of the relocation lump-sum, they will be expected to repay the total cost of the move and the lump-sum.

TAXES

For income and employment tax purposes, CTI paid relocation expenses are categorized into “qualified” and “nonqualified” expenses.

“Qualified” moving expenses are limited to:

•	Transportation of household goods and personal effects from the former residence to the new residence.

•	In transit storage expenses if incurred within any 30-day period after the day such goods and effects are moved from the former residence and prior to delivery at new residence.

•	Employee and family transportation costs from the former residence to the new residence (meal expenses not included).

The distance between your new work place and old residence must be at least 50 miles further than the distance between your old work place and old residence.

These “qualified” moving expenses are excludable from gross income and wages for income and employment tax purposes to the extent they were paid by CTI whether directly or through reimbursement. Although not taxed, the “qualified” expenses reimbursed directly to you (not paid directly to the third party provider) must be reported in Box 13 (code P) of form W-2.

“Non-qualified” expenses which may be reimbursed by CTI are considered wages for income and employment tax purposes and must be reported in Box 1 of form W-2. Appropriate FICA and FIT taxes must be withheld by CTI. These expenses include, but are not limited to the following:

•	Costs of any meals

•	Pre-move house hunting trips

•	Cost of temporary living

•	Costs incident to the sale or lease of the old residence or to purchase of new residence.

All questions related to tax implications of a prospective move should be reviewed by your accountant or tax advisor.

ACCEPTANCE OF RELOCATION BENEFITS & TERMS:	/s/ Steven Benner, M.D.
STEVEN BENNER, M.D.